Exhibit (8)(p)(ii)

                         STRONG CAPITAL MANAGEMENT, INC.

                                December 11, 1997

L. Gregory Gloeckner, Senior Vice President
Great American Reserve Insurance Co.
11815 North Pennsylvania Street
Carmel, IN  46032

     Re:      PARTICIPATION AGREEMENT, DATED AS OF APRIL 30, 1997, ("AGREEMENT")

Dear Greg:

     We entered into the Agreement pursuant to which you provide administrative services ("Services") to customers who are the beneficial owners of shares of various investment companies managed by Strong Capital Management, Inc. ("Funds") through variable annuity contracts. You would like to add the American Reserve Insurance Company Account F to the Agreement.

1.   NEW ACCOUNT.

The first paragraph of the Agreement is deleted in its entirety and replaced with the following:

         "THIS AGREEMENT, is made as of April 30, 1997, by and among Great American Reserve Insurance Company ("Company"), on its own behalf and on behalf of Great American Reserve Variable Annuity Account C, Great American Reserve Variable Annuity Account E and Great American Reserve Variable Annuity Account F, segregated asset accounts of the Company (collectively, "Account"), Strong Variable Insurance Funds, Inc. ("Strong Variable") on behalf of the Portfolios of Strong Variable listed on the attached Exhibit A as such Exhibit may be amended from time to time (the "Designated Portfolios"), Strong Opportunity Fund II, Inc. ("Opportunity Fund II"), Strong Capital Management, Inc. (the "Adviser"), the investment adviser and transfer agent for the Opportunity Fund II and Strong Variable, and Strong Funds Distributors, Inc. ("Distributors"), the distributor for Strong Variable and the Opportunity Fund II (each, a "Party" and collectively, the "Parties")."

2.   FUND REFERENCE.

     All references in the Agreement to "Special Fund" shall be changed to "Opportunity Fund II."

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3.   EFFECTIVE DATE.

     This amendment is effective as of the date signed by all parties. Notwithstanding the foregoing, this amendment shall be null and void if not returned to Strong Capital Management by February 1, 1998.

     Except as set forth above, the Agreement and the Fee Letter remain in full force and effect.

     Capitalized terms that are not defined in this letter have the meaning given to them in the Agreement.

     If you agree with this letter, please sign and date both copies and return one to me.

                                Very truly yours,

                                STRONG CAPITAL MANAGEMENT, INC.

                                /s/ Rochelle Lamm Wallach
                                -----------------------------------------------
                                Rochelle Lamm Wallach, President
                                Strong Advisory Services, a division of Strong Capital Management, Inc.

Accepted and agreed as of January, 6 1998 by:
STRONG FUNDS DISTRIBUTORS, INC.

/s/ Stephen J. Shenkenberg
--------------------------------------------
Stephen J. Shenkenberg, Vice President

STRONG VARIABLE INSURANCE FUNDS, INC.
on behalf of the Designated Portfolios

/s/ Stephen J. Shenkenberg
--------------------------------------------
Stephen J. Shenkenberg, Vice President

STRONG OPPORTUNITY FUND II, INC.

/s/ Stephen J. Shenkenberg
--------------------------------------------
Stephen J. Shenkenberg, Vice President

Accepted and agreed on December 12, 1997, by:
                       -----------     -
GREAT AMERICAN RESERVE INSURANCE COMPANY

By: Signature
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Its:
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